SETTLEMENT AGREEMENT
                              --------------------


Agreement made this 24th day of April, 2002 by LAURUS MASTER FUND, LTD, KESHET L.P. and THE KESHET FUND, L.P. (each an "Investor" and collectively the "Investors") and The Tirex Corporation (the "Company").

WHEREAS, the Investors are holders of certain convertible notes of the Company originally issued on or about February 26, 2001 (the "Notes"); and

WHEREAS, the Company and the Investors are entering into this Agreement with respect to the repayment and final disposition of the Notes.

NOW THEREFORE, for good and valid consideration, the receipt of which is acknowledged.

     1.   The Company shall pay to the Investors $1000 on May 15th.

     2.   The Company shall pay to the Investors $1000 on June 15th.

     3. The Company shall pay to the Investors over the twenty-four (24) months commencing August 1, 2002, in equal monthly installments, the outstanding principal amount of the Notes plus interest and fees calculated over such period of time, as more fully set forth in Schedule A attached hereto, less any amounts received by the Investors from proceeds of sales of Collateral Shares or Rule 144 Shares (both defined below). The Company shall continue to make the required monthly payments until the obligations under the Notes shall have been paid in full.

          The Company shall have the right to pay amounts in excess of the monthly payments due or to make additional payments to the Investors during the repayment term and such payments in excess of the required monthly payments will reduce the balance of principal owed to the Investors, Such payments can be made free of any penalties for early payments of the Notes and shall reduce the value of the Notes outstanding for purposes of calculation of interest.

          The Investors will provide to the Company quarterly statements of the amounts due, starting with the previous statement balance and listing all subsequent entries in the account to finish with the closing balance payable.

          The final payment due to the Investors will be the amount payable rather than the prescribed monthly payment.

The Tirex Corporation / Laurus Master Fund, Ltd., Keshet L.P., The Keshet Fund, LP Settlement Agreement


     4. With respect to the shares (the "Collateral Shares") owned by John L. Threshie Jr., Louis Muro and Louis Sanzaro (the "Shareholders"), which were pledged as security for repayment of the Notes, the Investors may continue until December 31, 2002 to dispose of the Collateral Shares in accordance with previous agreements with respect thereto. In addition, once all of the Collateral Shares will have been disposed of, the Investors may convert all or a portion of the remaining balance of the Notes into shares of the Company's common stock (the "Rule 144 Shares"), up to a maximum of 600,000 shares per month, pursuant to the conversion provisions of the Notes and sell such shares pursuant to Rule 144. On or about December 31, 2002, the Investors shall exchange one-half of the Collateral Shares it currently holds to the Company, which shares will be replaced by Restricted Common Shares of the Company. Notwithstanding Article 4 following, the Investor shall retain the remaining Collateral Shares and Restricted Common Shares solely as security for the payment in full of the obligations under the Notes pursuant to this Agreement.

     5.   In addition to receiving payments with respect to the Notes as per
          Article 1 preceding, the Investors will have the right to sell through a licensed securities trader into the daily OTC market up to a total of 600,000 Collateral Shares and / or Rule 144 Shares per month, to an overall maximum of the original number of Collateral Shares less those shares sold by the Investors prior to the signing of this Settlement Agreement. Upon presentation of the trading slips, the proceeds of such sales of Collateral Shares and Rule 144 Shares by the Investors to unaffiliated and unrelated bona fide purchasers will be deducted from the amount due to the Investors, first against unpaid interest and fees and thence against unpaid principal. The Investors will promptly advise the Company of intent to dispose of Collateral Shares or Rule 144 Shares prior to the time of the order to sell, informing the Company of the selling instructions on the day of the confirmation of the sale, all by e-mail or fax.

     6. If the Investors still have in their possession Collateral Shares or Rule 144 Shares at the time the Notes plus accrued interest and fees will have been completely paid, the Investors will promptly return such remaining Collateral Shares and/or Rule 144 Shares to the Company at no charge to the Company.

     7. The Company hereby confirms that it has paid all outstanding debts owed to its Transfer Agent and hereby agrees to pay all future debts to the Transfer Agent and is now in good standing as prescribed by the Transfer Agent.

     8. The Company shall have its securities counsel issue a legal opinion to the Company's Transfer Agent with respect to the sale of Collateral Shares of Rule 144 shares within five (5) business days of having received the request to do so with accompanying documentation. If such

The Tirex Corporation / Laurus Master Fund, Ltd., Keshet L.P., The Keshet Fund, LP Settlement Agreement


          opinion is not received within such three (3) business day period, the Company hereby irrevocably appoints Daniel M. Laifer, Esq. to render such opinion.

     9. On the date hereof, the Company shall issue to the Investors three series of warrants to purchase 500,000 shares for each series. The first series may be exercised at any time during the three-year period following the date of the signature of this Agreement at a price of $0.01 (1) cent per share. The second series may be exercised at any time during the two-year period starting twelve months following the date of signing of this Agreement, at a price per share of five (5) cents. The third series may be exercised at any time during the one-year period starting twenty four months (24) following the date of signing of this Agreement, at a price per share of ten (10) cents.

     10. Any failure of the Company to effect payment to the Investors under the terms of Article 1 preceding or to maintain the good standing of the Collateral Shares shall be deemed an Event of Default. Upon receipt of written notice of such default from the Investors, the Company shall have ten business days to correct the default. In the event that the default is not corrected, the Investors shall have the right to sell the Collateral Shares and/or the Rule 144 Shares in their possession.


LAURUS MASTER FUND, LTD                THE TIREX CORPORATION



Per: /s/ DAVID GRIN                    Per: /s/ JOHN L. THRESHIE, JR.
     -------------------------              -------------------------
Name: David Grin                            John L. Threshie Jr.
Title: Authorized Signatory                 President & CEO


THE KESHET FUND, L.P.


Per: /s/ JOHN CLARKE
     -------------------------
Name: John Clarke
Title: Authorized Signatory


KESHET, L.P.


Per: /s/ JOHN CLARKE
     -------------------------
Name: John Clarke
Title: Authorized Signatory

The Tirex Corporation / Laurus Master Fund, Ltd., Keshet L.P., The Keshet Fund, LP Settlement Agreement


                                   Schedule A
                                   ----------

Original Principal Amount of Note                                 $ 750,000
---------------------------------

Interest Rate of 8% calculated through June 30, 2002              $  80,000
----------------------------------------------------

Fees Accrued through June 30, 2002                                $ 118,500 in Penalty
----------------------------------                                Payments accrued under
                                                                  the note

Proceeds to date with respect to sales of Collateral Shares       $ (16,260)
-----------------------------------------------------------

Total amount payable                                              $ 932,240
--------------------

Payments to be made at the end of each month over 24 months,
------------------------------------------------------------
commencing August 1st,  2002                                      $  38,843.33 per month
----------------------------                                      (the last monthly payment
                                                                  shall also include any
                                                                  adjustments necessary for
                                                                  updated interest and fee
                                                                  amounts)